Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of NaaS Technology Inc. on Form S-8 of our report dated April 17, 2026, which includes an explanatory paragraph as to the Group’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of NaaS Technology Inc. and its subsidiaries as of December 31, 2025 and for the year then ended, appearing in the Annual Report on Form 20-F of NaaS Technology Inc. for the year ended December 31, 2025.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

June 5, 2026